Exhibit 99.1

Mesa Air Group Announces Third Quarter Fiscal 2018 Results

PHOENIX, AZ - August 27, 2018 - Mesa Air Group, Inc. (NASDAQ: MESA) today reported third quarter Fiscal Year 2018 financial results.

Highlights for Third Quarter (ending June 30, 2018)

Mesa’s third quarter results reflect a GAAP loss before taxes of ($14.6) million, which includes $26.2 million of non-cash one-time expenses* related to the termination of nine leased aircraft, subsequently purchased, and the revaluation of the Company’s common stock in connection with filing the S-1** registration statement associated with the recent IPO. Excluding these two items, Mesa earned $11.6 million pre-tax*. The range set forth in the Company’s S-1 was $10.2 million to $11.2 million. In addition, Adjusted EBITDA* was $41.7 million compared to the range set forth in the S-1 of $40.3 million to $41.3 million. Similarly, Adjusted EBITDAR* was $59.7 million compared to the range of $58.2 to $59.2 million.

During the third fiscal quarter Mesa refinanced six CRJ-900 aircraft with $27.5 million of debt resulting in net proceeds of $10.4 million after transaction related fees. The Company also purchased nine previously leased CRJ-900 aircraft for $76.5 million. Mesa financed the purchase with $69.6 million of new debt and proceeds from the refinancing. As stated in the S-1, these transactions are expected to increase pre-tax earnings by approximately $4.5 million per year.

During the third quarter Mesa added 101 pilots allowing the Company to operate 102,939 block hours, an increase of 5.2% from the second quarter of 97,853 and up 5.4% from the first quarter of 97,705.

“We are delighted to return Mesa to the public market and welcome our newest shareholders to the company,” said Jonathan Ornstein, Chairman and Chief Executive Officer of Mesa Air Group. “We would also like to thank our pre-IPO shareholders, airline partners, stakeholders, and employees for their support over the last seven years while we operated as a private company.”

“There were a number of positive developments in the quarter, most notably the progress we have made increasing the utilization of our aircraft through a combination of strong hiring and declining attrition among our pilots, reduced training backlog, and improved utilization of existing resources,” stated Ornstein. “We appreciate the hard work and dedication of all of our employees for their very important and meaningful contribution to our improving operational capabilities.”

Mike Lotz, President and Chief Financial Officer continued, “On August 14, 2018, we successfully completed our IPO which raised approximately $104 million and subsequently paid down $25.6 million outstanding on our revolving credit facility, reducing annual interest expense by $1.2 million per year. We are currently negotiating the purchase of ten additional currently leased aircraft and hope to complete the transaction by the end of our fiscal year. In addition, we have entered negotiations to refinance our high-cost debt primarily associated with spare engine purchases by the end of the calendar year. This is expected to result in a further reduction of interest expense going forward,” said Lotz.

*	See Reconciliation of non-GAAP financial measures

**

The Company filed a Form S-1 Registration Statement (File no. 333-226173) in connection with its IPO, which was declared effective by the Securities and Exchange Commission on August 9, 2018. This filing included a low and high range of preliminary third quarter financial results.

**

Outlook

The Company is providing the following guidance for the fourth quarter of FY 2018:

Fleet, Block Hours, Engine Expense - Actual and Forecast for Q4 FY 2018

	FY ’18 Q1	FY ’18 Q2	FY ’18 Q3	FY ’18 Q4
	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended
	Dec ’17	Mar ’18	Jun ’18	Sep ’18
Fleet Count	(Actual)	(Actual)	(Actual)	(Forecast)
E-175	56	58	58	60
CRJ-900	64	64	64	64
CRJ-700	20	20	20	20
CRJ-200	1	1	1	1

Total	141	143	143	145

Production
Block Hours	97,705	97,853	102,939	112,000
Block Hours per day per Aircraft	7.6	7.7	8.0	8.5

Non Pass-Through Engine Expense	$17.2	$10.8	$8.5	$3.0

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), certain non-GAAP financial measures may provide investors with useful regarding the underlying business trends and performance of Mesa’s ongoing operations and may be useful information for period-over-period comparisons of such operations. The table below reflects supplemental financial data and reconciliations to GAAP financial statements for the three months and nine months ended June 30, 2018. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company’s net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Three months ended June 30, 2018
		Income Tax		Net Income	Net Income per
	(Loss) Income	Expense	Net	per Diluted	Pro Forma Diluted
	Before Taxes	(Benefit)	Income	Share	IPO Shares
GAAP Income	(14,630)	(3,495)	(11,135)	$(0.89)	$(0.49)

Q3 FY18 Adjustments (1)	26,193	7,934	18,259	$0.76	$0.53

Non-GAAP Income	11,563	4,439	7,124	$0.30	$0.21

Interest Expense	14,118
Depreciation and Amortization	16,013

Adjusted EBITDA	41,694

Aircraft Rent	17,975

Adjusted EBITDAR	59,669

Weighted-average Shares Outstanding
	Three months ended June 30, 2018
	Basic	Diluted
GAAP weighted-average common shares outstanding	12,462	12,462
Non-GAAP weighted-average common shares outstanding (2)	12,462	24,041
Non-GAAP weighted-average common shares outstanding including pro forma shares issued upon IPO (3)	22,744	34,323

Third fiscal quarter special items:

1)

Includes one-time non-GAAP adjustments of $11.1 million in General and Administrative expense related to an increase in accrued compensation as a result of the increase in the fair value of the Company’s common stock due to the S-1 filing and $15.1 million related to the acquisition of nine CRJ-900 aircraft previously leased

2)	Weighted-average diluted shares outstanding adjusted for anti-dilutive effect
3)	Weighted-average pro forma shares outstanding including the impact of 9,630,000 shares issued upon IPO and 651,824 net shares issued under the Company’s 2018 Equity Incentive Plan upon IPO

Mesa Air Group will host a conference call with analysts on Tuesday, August 28 at 11:15am EST/8:15am PST. The conference call number is 888-989-9719 (Passcode: Phoenix). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/m6/p/wkyrq2n9. A recorded version will be available on Mesa’s website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa is a regional air carrier providing scheduled passenger service to 115 cities in 38 states, the District of Columbia, Canada, Mexico, Cuba and The Bahamas. As of June 30, 2018,

Mesa operated a fleet of 145 aircraft with approximately 600 daily departures and 3,400 employees. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc.

Forward-Looking Statements

This news release contains forward looking statements, including, but not limited to, (i) the fleet and block hours forecast of Mesa for the fourth quarter of fiscal 2018, (ii) the major non pass-through engine overhaul expense forecast for the same fiscal periods, (iii) the expectation that refinancing of six CRJ-900 aircraft and the purchase of nine leased CRJ-900 aircraft is expected to increase pre-tax earnings in future periods, (iv) the Company’s expectations regarding completing the purchase of ten additional GECAS leased aircraft by the end of fiscal 2018, and (v) the refinancing of high-cost debt associated with spare engines by the end of fiscal 2018 and the impact thereof on the Company’s future interest expense. These forward-looking statements are based on Mesa’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Mesa’s control. Any forward-looking statement in this release speaks only as of the date of this release. Mesa undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts

Investor Relations

Brian Gillman

Investor.Relations@mesa-air.com

(602) 685-4010

Media

Amber Wansten

Media@mesa-air.com

(602) 685-4010

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Operating revenues:
Contract revenue	$159,916	$157,410	$470,820	$467,121
Pass-through and other	11,823	9,542	33,243	19,161

Total operating revenues	171,739	166,952	504,063	486,282

Operating expenses:
Flight operations	51,795	37,953	155,602	110,302
Fuel	151	214	349	614
Maintenance	48,290	46,817	154,046	164,239
Aircraft rent	17,975	18,274	54,557	54,334
Aircraft and traffic servicing	848	1,178	2,592	2,758
General and administrative	22,066	10,534	43,333	31,210
Depreciation and amortization	16,013	15,620	47,611	45,220
Lease termination	15,109	—	15,109	—

Total operating expenses	172,247	130,590	473,199	408,677

Operating (loss) income	(508)	36,362	30,864	77,605

Other (expenses) income, net:
Interest expense	(14,118)	(11,819)	(41,592)	(33,659)
Interest income	11	8	30	23
Other expense	(15)	(53)	(117)	(447)

Total other (expense), net	(14,122)	(11,864)	(41,679)	(34,083)

(Loss) income before taxes	(14,630)	24,498	(10,815)	43,522
Income tax (benefit) expense	(3,495)	9,065	(24,676)	16,175

Net (loss) income	$(11,135)	$15,433	$13,861	$27,347

Net (loss) income per share attributable to common shareholders
Basic	$(0.89)	$1.40	$1.18	$2.52

Diluted	$(0.89)	$0.66	$0.58	$1.18

Weighted-average common shares outstanding
Basic	12,462	10,993	11,782	10,852

Diluted	12,462	23,223	24,052	23,242

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands) (Unaudited)

	June 30,	September 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$41,731	$56,788
Restricted cash	3,823	3,559
Receivables, net	21,596	8,853
Expendable parts and supplies, net	15,716	15,114
Prepaid expenses and other current assets	39,502	61,525

Total current assets	122,368	145,839

Property and equipment, net	1,239,548	1,192,448
Intangibles, net	11,437	11,724
Lease and equipment deposits	4,618	1,945
Other assets	11,611	5,693

Total assets	$1,389,582	$1,357,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$149,936	$140,466
Accounts payable	44,654	44,738
Accrued compensation	23,638	9,080
Other accrued expenses	28,649	23,929

Total current liabilities	246,877	218,213

Long-term debt, excluding current portion	828,487	803,874
Deferred credits	14,657	17,189
Deferred income taxes	33,632	56,436
Other noncurrent liabilities	33,306	39,713

Total noncurrent liabilities	910,082	917,212

Total liabilities	1,156,959	1,135,425

Commitments and contingencies (Note 13 and Note 14)
Stockholders’ equity:
Common stock	112,732	114,456
Retained earnings	119,891	107,768

Total stockholders’ equity	232,623	222,224

Total liabilities and stockholders’ equity	$1,389,582	$1,357,649

Operating Highlights (unaudited)

	Three months ended June 30
	2018	2017	Change
Available Seat Miles - ASMs (thousands)	2,440,276	2,384,960	2.3%
Block Hours	102,939	100,671	2.3%
Departures	57,782	57,054	1.3%
Average Stage Length (miles)	555	550	0.9%
Passengers	3,490,710	3,364,121	3.8%